Exhibit 99.1

Moleculin Secures Australian Patent for Annamycin Formulation Technology

Patent strengthens intellectual property protection for preparation of preliposomal Annamycin lyophilizate

HOUSTON, November 12, 2026 /GlobeNewswire/ -- Moleculin Biotech, Inc. (Nasdaq: MBRX) (“Moleculin” or the “Company”) today announced the grant of an Australian patent covering the preparation of preliposomal Annamycin lyophilizate, strengthening the Company’s intellectual property protection for a key aspect of Annamycin’s formulation technology.

Australian Patent No. 2020303572 was granted to Moleculin and The Board of Regents of The University of Texas System. The patent titled, “Preparation of Preliposomal Annamycin Lyophilizate,” addresses the preparation of Annamycin’s formulation.

“Securing this patent in Australia represents another step in our efforts to build a strong international intellectual property position around Annamycin,” said Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “Our formulation technology is an important component of Annamycin’s development, and protecting this technology across international markets supports our broader intellectual property strategy.”

Expanding International Protection for Annamycin Formulation Technology

The Australian patent is part of Moleculin’s broader global intellectual property portfolio covering complementary technologies associated with Annamycin, the Company’s investigational anthracycline.

The patent portfolio includes granted or allowed patents in the United States, Canada, China, Europe, India, Israel, Japan, Mexico, Singapore and Taiwan. The application has also been accepted in South Africa, where formal grant is pending, while applications remain pending in additional jurisdictions, including South Korea.

Moleculin’s global patent strategy also encompasses additional technology areas, including methods for reconstituting liposomal Annamycin and lung-targeted anticancer therapies using liposomal Annamycin. Together, these efforts reflect the Company’s focus on establishing intellectual property protection across multiple aspects of Annamycin’s development and in key international markets.

Annamycin is an investigational anthracycline designed to address limitations associated with conventional anthracyclines. The drug candidate is being evaluated in clinical development for acute myeloid leukemia (AML) and other difficult-to-treat cancers.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin (also known as naxtarubicin), has shown to be an efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company is conducting the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design, multi-center, randomized, double-blind, placebo-controlled Phase 2/3 trial evaluating Annamycin in combination with cytarabine (also referred to as “Ara-C”), together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway toward a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the potential efficacy and safety of Annamycin and AnnAraC in R/R AML, the strength and scope of the Company’s intellectual property portfolio, the Company’s ability to obtain and enforce patent protection in various jurisdictions, and the anticipated advancement of the MIRACLE trial toward potential registration. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the ability to complete such trials assumes the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company relies on the reports of its expert with regard to the absence of cardiotoxicity. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com